Exhibit 10.8

Salary and Incentive Award Deferral Plan
for

Selected Employees of Honeywell International Inc. and its
Affiliates

Amended and Restated, effective January 1, 2009

1. History. Honeywell International Inc. (the “Corporation”) previously established this supplemental non-qualified Salary and Incentive Award Deferral Plan for Selected Employees of Honeywell International Inc. and its Affiliates (the “Plan”) and has amended the Plan several times since its initial effective date, including an amendment and restatement effective January 1, 2005 to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and corresponding rules and regulations under Section 409A of the Code. In connection with the latest amendment and restatement, the Corporation reserved the right to take any action it deemed necessary or desirable to comply with Section 409A of the Code since the Plan is intended to be maintained and operated in accordance with the requirements of Section 409A of the Code with respect to amounts subject to such requirements. The Plan is now hereby further amended and restated effective January 1, 2009 to implement changes required pursuant to and consistent with Section 409A of the Code and the final regulations issued thereunder. This Plan document covers any Participant (as defined below) who was entitled to receive a benefit from the Plan as of December 31, 2008, but who did not receive full payment of such benefit under the Plan as of such date, as well as any individual who becomes a Participant in the Plan on or after January 1, 2009. Plan benefit payments commencing prior to January 1, 2009 are governed by the terms of the Plan as they existed prior to this amendment and restatement and are either grandfathered from the requirements of Section 409A of the Code or payable pursuant to a fixed schedule as required by, and in compliance with, Section 409A of the Code. Between January 1, 2005 and December 31, 2008, with respect to payments that are subject to the requirements of Section 409A of the Code, the Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to Section 409A of the Code. This amendment and restatement is adopted in conformity with final regulations under Section 409A of the Code issued by the Treasury Department on April 10, 2007 and effective January 1, 2009.

2. Eligibility. Any employee of the Corporation and its participating affiliates who is in Career Band 5 or above during the designated election period (the “Open Enrollment Period”) for the applicable Plan Year (as defined below) shall be eligible (an “Eligible Employee”) to participate in the Plan and elect deferrals of compensation (as described in Paragraph 4 below) for such Plan Year effective as of the January 1 of the Plan Year that follows the Open Enrollment Period. The Management Development and Compensation Committee (or its designee) (the “Committee”) shall designate the period prior to the applicable Plan Year that shall constitute the Open Enrollment Period, in its sole discretion; provided, however, in no event shall such Open Enrollment Period end later than the December 31 that precedes the Plan Year for which the election to participate in the Plan applies. For purposes of this Plan, the “Plan Year” shall mean the calendar year.

3. Participation. Each Eligible Employee who wishes to participate in the Plan for a particular Plan Year (a “Participant”) must file a written deferral election (the “Election Form”) with the Committee during the Open Enrollment Period, which election shall designate the portion of the compensation elements (as described in Paragraph 4 below) to be deferred for such Plan Year and the form in which such deferral amounts, and interest thereon, shall be distributed (as described in Paragraph 8 below). The compensation elements deferred for a particular Plan Year shall be credited to an unfunded deferred compensation account maintained for the Participant under the Plan (the “Participant Account” or “Account”). Except as otherwise may be permitted by Section 409A of the Code and the Committee, a Participant may not modify his or her deferral election for a Plan Year at any time during the Plan Year.

4. Contributions to Participant Accounts.

     (a) Incentive Awards. During the Open Enrollment Period, an Eligible Employee may elect on his Election Form to defer up to 100% of the cash bonus payable (with such deferral in a whole percentage and 10% increment) to such Eligible Employee under the Honeywell International Inc. Incentive Compensation Plan for Executive Employees (or any successor plan) or the Honeywell Capital Management LLC Incentive Compensation Plan (or any successor plan) (each an “Incentive Award”), for the performance period under the applicable incentive plan that begins in the Plan Year that commences after the Open Enrollment Period.

     (b) Base Annual Salary. For Plan Years beginning before January 1, 2006, an Eligible Employee who was employed in Career Band 6 and above (or an Eligible Employee who occupied a position equivalent thereto) was permitted prior to the beginning of the applicable Plan Year (and with respect to a newly Eligible Employee, within 30 days after first becoming so eligible) to elect to defer an aggregate amount of base annual salary otherwise payable in such Plan Year (or with respect to a newly Eligible Employee, in the remainder of the Plan Year), exclusive of any bonus or any other compensation or allowance paid or payable by the Corporation or its affiliates (the “Base Annual Salary”). The amount deferred under this Paragraph 4(b) was not permitted to be greater than 50% of the Eligible Employee’s Base Annual Salary for any pay period. Effective July 29, 2005, no new deferral elections were permitted under this Paragraph 4(b) for the remainder of the Plan Year beginning January 1, 2005. For Plan Years beginning on and after January 1, 2006, no Eligible Employee may elect to defer any portion of his Base Annual Salary under the Plan.

     (c) Deferral Amounts. All amounts determined under this Paragraph 4 which are the subject of an Election Form (the “Deferral Amounts”) shall, in accordance with the relevant Participant direction, be credited to the relevant Participant Account maintained under the Plan on the same day the Base Annual Salary or Incentive Award would otherwise have been payable.

     (d) A Participant’s Account shall consist of two sub-accounts, as applicable: (1) a sub-account which consists of Base Annual Salary and any earnings thereon that were earned and vested as of December 31, 2001, and Incentive Awards and any earnings thereon that were earned as of December 31, 2001 and vested as of December 31, 2004 (the “Grandfathered Account”), and (2) a sub-account which consists of Base Annual Salary and any earnings thereon that is earned and vested on or after January 1, 2002, and Incentive Awards that are earned on or after January 1, 2002 and vested on or after January 1, 2005 (the “Non-Grandfathered Account”). Base Annual Salary, Incentive Awards and any earnings thereon that were earned in the Plan Years beginning January 1, 2002, January 1, 2003 and January 1, 2004 and that are credited to a Participant’s Non-Grandfathered Account will be referred to herein as “2002-2004 Deferrals”.

5. Deferral Requirements.

     (a) Plan Years Beginning On or After January 1, 2006. A Participant’s Deferral Amounts under the Plan for Plan Years beginning on or after January 1, 2006 will be paid in one lump-sum payment to such Participant in the January of the Plan Year that follows the Plan Year in which the Participant has a Separation from Service (as defined in Section 409A(a)(2)(A)(i) of the Code and its corresponding regulations) with the Corporation and its affiliates, unless the Participant elects on his Election Form during the Open Enrollment Period that the Deferral Amounts for the Plan Year will instead be paid in substantially equal annual installments (not to exceed ten) if he has a Separation from Service with the Corporation and its affiliates on or after he attains age 55 and has completed ten Years of Service (as defined below), in which case the first installment shall commence in the January of the Plan Year that follows the Plan Year in which the Participant has a Separation from Service and each remaining installment will be paid to the Participant in each succeeding January.

Notwithstanding the foregoing, if at the time of the Participant’s Separation from Service, the Participant is a Specified Employee (as defined below) the payments provided in the preceding paragraph shall be paid (or commence in the case of installments) in (i) the January of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Corporation and its affiliates occurs, if the Participant’s Separation from Service with the Corporation and its affiliates occurs prior to July 1 of such Plan Year, or (ii) the July of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Corporation and its affiliates occurs, if the Participant’s Separation from Service with the Corporation and its affiliates occurs after June 30 of such Plan Year. If the Participant elected to receive his distribution in the form of installment payments, after the first payment is made pursuant to the immediately preceding sentence, each subsequent installment will be paid to the Participant in the January of each Plan Year that follows until all installments are paid to the Participant.

Notwithstanding the foregoing, if the Participant dies after the Separation from Service but before the end of the Plan Year in which the Separation from Service occurs, or if a Specified Employee dies before the payment date described in the preceding paragraph, the Participant’s beneficiary will receive the payment or payments in a lump sum within 60 days of the date of the Participant’s death.

     For purposes of this Plan, the term (i) “Years of Service” shall mean each consecutive 12 month period in which the Participant was employed by the Corporation or an affiliate as measured from the Participant’s commencement of employment with the Corporation or an affiliate, and (ii) “Specified Employee” shall mean any Participant who, at any time during the 12 month period ending on the identification date (as determined by the Vice President – Compensation and Benefits (or his delegate)), is a specified employee under Section 409A of the Code (as determined by the Vice President – Compensation and Benefits (or his delegate), which determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Vice President – Compensation and Benefits (or his delegate) in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.

     (b) 2005 Plan Year. For the 2005 Plan Year, a Participant’s Deferral Amounts under the Plan for such Plan Year will be paid in one lump-sum payment to such Participant in the January of the Plan Year that follows the Plan Year in which the Participant has a Separation from Service with the Corporation and its affiliates, unless the Participant elected on his Election Form during the Open Enrollment Period that the Deferral Amounts for such Plan Year will instead be paid to such Participant at a Specified Time (as such term is defined in Section 409A(a)(2)(A)(iv) of the Code and its corresponding regulations), provided that the Specified Time is no sooner than January of the 2009 Plan Year (unless the Committee approved at the time of such election a shorter period of deferral) and in up to 15 annual installments. Notwithstanding the foregoing, if at the time of the Participant’s Separation from Service the Participant is entitled to payment of the amounts deferred for the 2005 Plan Year because of his Separation from Service (and not because of the Specified Time designated, if any) and the Participant is a Specified Employee, the payments provided in the immediately preceding sentence on account of Separation from Service shall be paid (or commence payment in the case of installments) in (i) the January of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Corporation and its affiliates occurs, if the Participant’s Separation from Service with the Corporation and its affiliates occurs prior to July 1 of such Plan Year, or (ii) the July of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Corporation and its affiliates occurs, if the Participant’s Separation from Service with the Corporation and its affiliates occurs after June 30 of such Plan Year. Payment on account of a Specified Time shall be paid (or commence payment in the case of installments) to the Participant in January of the Plan Year elected by the Participant. If the Participant elected to receive his distribution in the form of installment payments, after the first payment is made pursuant to the immediately preceding sentence, each subsequent installment will be paid to the Participant in the January of each Plan Year that follows until all installments are paid to the Participant. Notwithstanding anything to the contrary in this Paragraph 5(b), if the Participant dies after the Separation from Service, but before the end of the Plan Year in which the Separation from Service occurs or if a Specified Employee dies before the payment date described in the preceding paragraph, the Participant’s beneficiary will receive the payment or payments in a lump sum within 60 days of the date of the Participant’s death.

     (c) Plan Years Beginning Before January 1, 2005.

     (i) Grandfathered Accounts. A Participant’s Deferral Amounts credited to a Participant’s Grandfathered Account under the Plan for Plan Years beginning before January 1, 2005 shall be paid as soon as practicable during the month of January following the calendar year in which the Participant terminates employment; provided, however, amounts deferred under the Plan may be paid at such other date permitted to be designated by the Participant that provides for a minimum period of deferral of at least three years or such shorter period as may be approved by the Committee, which election was made at the time the Participant made the deferral election for such Plan Years. The Participant also elected at such time to receive such distribution in one lump-sum payment or in a number of substantially equal annual installments (provided the payment period may not include more than 30 such installments). The lump-sum or the first installment shall be paid as soon as practicable during the month of January of the calendar year following termination of employment or such other calendar year validly designated by the Participant. Except as otherwise provided in Paragraphs 9, 10, and 11, all installment payments following the initial installment payment shall be paid in cash as soon as practicable during the month of January of each succeeding calendar year until the entire amount in the Account shall have been paid. Notwithstanding the foregoing, in the event a Participant’s employment with the Corporation is terminated either voluntarily (other than on account of retirement as defined in the qualified pension plan in which the Participant participates or for “good reason” under any applicable severance plan of the Corporation) or for “gross cause” (as defined in the AlliedSignal Inc. Severance Plan for Senior Executives), the Participant’s Deferral Amounts for performance years beginning after 1997 for amounts deferred under Paragraph 4(a) hereof or after 1998 for amounts deferred under Paragraph 4(b) hereof (including any notional interest credited thereto) shall be distributed in a lump sum as soon as practicable in January of the calendar year following such termination of employment. Except as otherwise provided in Paragraph 5(d) or Paragraphs 9 or 10 or as approved by the Committee, no amount shall be withdrawn from a Participant’s Account prior to the last day of the calendar year in which the Deferral Amounts were earned; the date the Participant reaches normal retirement age and is eligible to receive a benefit under a pension plan of the Corporation or one of its affiliates; the date of the Participant’s death; or the date the Participant ceases to be employed by the Corporation or any of its affiliates.

     (ii) Non-Grandfathered Accounts. A Participant’s 2002-2004 Deferrals shall be paid during the month of January following the calendar year in which the Participant has a Separation from Service; provided, however, a Participant’s 2002-2004 Deferrals may be paid at a Specified Time designated by the Participant that provides for a minimum period of deferral of at least three years or such shorter period as may have been approved by the Committee, which election was made prior to January 1 for the applicable Plan Year. The Participant also elected at such time to receive such distribution in one lump-sum payment or in a number of substantially equal annual installments (not exceeding 15). Notwithstanding the foregoing, if at the time of the Participant’s Separation from Service the Participant is entitled to payment of the 2002-2004 Deferrals because of his Separation from Service (and not because of the Specified Time designated, if any) and the Participant is a Specified Employee, the payments provided in the immediately preceding sentence on account of Separation from Service shall be paid (or commence payment in the case of installments) in (i) the January of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Corporation and its affiliates occurs, if the Participant’s Separation from Service with the Corporation and its affiliates occurs prior to July 1 of such Plan Year, or (ii) the July of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Corporation and its affiliates occurs, if the Participant’s Separation from Service with the Corporation and its affiliates occurs after June 30 of such Plan Year. Payment on account of a Specified Time shall be paid (or commence payment in the case of installments) to the Participant in January of the Plan Year elected by the Participant. If the Participant elected to receive his distribution in the form of installment payments, after the first payment is made pursuant to the immediately preceding sentence, each subsequent installment will be paid to the Participant in the January of each Plan Year that follows until all installments are paid to the Participant. Notwithstanding anything to the contrary in this subparagraph 5(c)(ii), if the Participant dies after the Separation from Service, but before the end of the Plan Year in which the Separation from Service occurs or if a Specified Employee dies before the payment date described in the preceding paragraph, the Participant’s beneficiary will receive the payment or payments in a lump sum within 60 days of the date of the Participant’s death.

     (d) In-Service Withdrawal. A Participant may request an immediate withdrawal of all or a portion of the Deferral Amounts credited to a Participant’s Grandfathered Account prior to the date described in subparagraph 5(c)(i) or prior to the date such portion of the Grandfathered Account has been completely withdrawn, provided that such a request and withdrawal shall be subject to the approval of the Corporation and such penalties, restrictions or conditions as may be established by the Corporation from time to time. The penalty shall be a percentage of the amount requested to be withdrawn, calculated as the difference between (a) 6%, and (b) 50% of the amount, if any, by which 10% exceeds the interest rate on 10-year U.S. Treasury Bonds on the first business day of the calendar quarter during which the withdrawal request is made.

6. Interest Equivalents. Deferral Amounts shall accrue additional amounts equivalent to interest (“Interest Equivalents”), compounded daily, from the date the Deferral Amount is credited to the Account to the date of distribution as set forth in this Paragraph 6.

(a) Non-Grandfathered Deferral Amounts.

     (i) Deferral Amounts Credited for Plan Years On and After January 1, 2006. Deferral Amounts credited to a Participant’s Non-Grandfathered Account for Plan Years beginning on or after January 1, 2006, and Deferral Amounts under Paragraph 4(a) credited to a Participant’s Non-Grandfathered Account in 2006 for the Election Form filed by the Participant for the 2005 Plan Year, shall accrue Interest Equivalents at an annual rate based upon the cost to the Corporation of borrowing at a fixed rate for a 15-year term. Such rate is subject to change from Plan Year to Plan Year with respect to amounts credited to a Participant’s Non-Grandfathered Account for a particular Plan Year and shall be determined annually by the Chief Financial Officer of the Corporation in consultation with the Treasurer of the Corporation prior to January 1 of each Plan Year. Interest Equivalents described in this clause (i) shall be vested at the time such amounts are credited to the Participant’s Non-Grandfathered Account. All Interest Equivalents credited to the Participant’s Non-Grandfathered Account pursuant to this clause (i) shall be paid at the same time and in the same form as the corresponding Deferral Amounts for which the Interest Equivalents relate.

     (ii) Deferral Amounts Credited for the 2005 Plan Year. Deferral Amounts under Paragraph 4(b) credited to a Participant’s Non-Grandfathered Account in the 2005 Plan Year for the Election Form filed by the Participant for the 2005 Plan Year shall accrue Interest Equivalents at a single rate established by the Committee, in its sole discretion. Such rate is subject to change from Plan Year to Plan Year with respect to amounts credited to a Participant’s Non-Grandfathered Account for the 2005 Plan Year and shall be determined annually by the Chief Financial Officer of the Corporation in consultation with the Treasurer of the Corporation prior to January 1 of each Plan Year. The rate of notional interest established hereunder shall be set forth on Schedule A attached hereto and made a part hereof. Any portion of such rate designated as the “Contingent Rate” shall become nonforfeitable only if the Participant is still employed by the Corporation or any affiliate at the end of the third full calendar year in which the Deferral Amount relates; provided, however, in the event a Participant terminates employment with the Corporation or an affiliate prior to such date for reasons other than gross cause, the Committee shall treat such portion as nonforfeitable in the event the Participant’s employment with the Corporation or an affiliate is involuntarily terminated (including a termination for “good reason” under any applicable severance plan of the Corporation or an affiliate) or is terminated for such reasons as the Committee may determine from time to time in its sole discretion. All Interest Equivalents credited to the Participant’s Non-Grandfathered Account pursuant to this clause (ii) shall be paid at the same time and in the same form as the corresponding Deferral Amounts for which the Interest Equivalents relate.

2002-2004 Deferrals. 2002-2004 Deferrals shall accrue Interest Equivalents at a single rate established by the Committee, in its sole discretion. The rate established by the Committee shall not exceed the greater of (i) 10% or (ii) 200% of the 10-year U.S. Treasury Bond rate at the time of determination. Such Interest Equivalents, once established for a Plan Year, shall remain in effect with respect to Deferral Amounts credited to the Participant’s Non-Grandfathered Account for each such Plan Year until the Deferral Amounts are distributed. The rate of notional interest established hereunder shall be set forth on Schedule A attached hereto and made a part hereof. Any portion of such rate designated as the “Contingent Rate” shall become nonforfeitable only if the Participant is still employed by the Corporation or any affiliate at the end of the third full calendar year in which the Deferral Amount relates, provided, however, in the event a Participant has a Separation from Service with the Corporation or an affiliate prior to such date for reasons other than gross cause, the Committee shall treat such portion as nonforfeitable in the event the Participant’s employment with the Corporation or an affiliate is involuntarily terminated (including a termination for “good reason” under any applicable severance plan of the Corporation or an affiliate). Notwithstanding the preceding sentence, in the event a Participant withdraws any portion of the Deferral Amount prior to the end of the third full calendar year following the calendar year to which the Deferral Amount relates, the amount of Contingent Rate interest credited with respect to such Deferral Amount at the time of withdrawal shall remain credited to such Account subject to the provisions of the preceding sentence but shall not be credited with any Interest Equivalents after such date (“Frozen Contingent Interest”). Notwithstanding anything in the Plan to the contrary, from and after the occurrence of a Change in Control (as defined below), the rate at which Deferral Amounts accrue Interest Equivalents may not be decreased.

     (b) Grandfathered Deferral Amounts. Deferral Amounts credited to a Participant’s Grandfathered Account shall accrue Interest Equivalents at a single rate established by the Committee, in its sole discretion, for all Deferral Amounts credited to such Grandfathered Account in each calendar year. The rate established by the Committee shall not exceed the greater of (i) 10% or (ii) 200% of the 10-year U.S. Treasury Bond rate at the time of determination. Such Interest Equivalents, once established for a Plan Year, shall remain in effect with respect to Deferral Amounts credited to the Participant’s Grandfathered Account during such Plan Year until the Deferral Amounts are distributed. The rate of notional interest established hereunder shall be set forth on Schedule A attached hereto and made a part hereof. Any portion of such rate designated as the “Contingent Rate” shall become nonforfeitable only if the Participant is still employed by the Corporation or any affiliate at the end of the third full calendar year in which the Deferral Amount relates, provided, however, in the event a Participant terminates employment with the Corporation or an affiliate prior to such date for reasons other than gross cause, the Committee shall treat such portion as nonforfeitable in the event the Participant’s employment with the Corporation or an affiliate is involuntarily terminated (including a termination for “good reason” under any applicable severance plan of the Corporation or an affiliate) or is terminated for such reasons as the Committee may determine from time to time in its sole discretion. Notwithstanding the preceding sentence, in the event a Participant withdraws any portion of the Deferral Amount prior to the end of the third full calendar year following the calendar year to which the Deferral Amount relates, the amount of Contingent Rate interest credited with respect to such Deferral Amount at the time of withdrawal shall become Frozen Contingent Interest. Notwithstanding anything in the Plan to the contrary, from and after the occurrence of a Change in Control, the rate at which Deferral Amounts accrue Interest Equivalents may not be decreased.

7. Participant Accounts. All amounts credited to a Participant’s Account pursuant to Paragraphs 4 and 6 shall be unfunded general obligations of the Corporation, and no Participant shall have any claim to or security interest in any asset of the Corporation on account thereof.

8. Distribution from Accounts.

     (a) Plan Years Beginning On and After January 1, 2006. Deferral Amounts and corresponding Interest Equivalents for Plan Years beginning on and after January 1, 2006 shall be paid to the Participant at the time and in the form as elected by the Participant on his Election Form for such Plan Year in accordance with the requirements of Paragraph 5(a).

     (b) 2005 Plan Year. Deferral Amounts and corresponding Interest Equivalents for the Plan Year beginning on January 1, 2005 shall be paid to the Participant at the time and in the form as elected by the Participant on his Election Form for such Plan Year in accordance with the requirements of Paragraph 5(b).

     (c) Plan Years Beginning Prior to January 1, 2005.

     (i) Grandfathered Accounts. Deferral Amounts and corresponding Interest Equivalents credited to a Participant’s Grandfathered Account shall be paid to a Participant at the time and in the form as elected by the Participant on his Election Form for such Plan Years in accordance with the requirements of subparagraph 5(c)(i).

     (ii) Non-Grandfathered Accounts. 2002-2004 Deferrals shall be paid to a Participant at the time and in the form as elected by the Participant on his Election Form for such Plan Years in accordance with the requirements of subparagraph 5(c)(ii).

     (iii) Special Election Change Applicable to Grandfathered Accounts. The Corporation may from time to time allow Participants to request new elections with respect to the distribution of Deferral Amounts and Interest Equivalents credited to their Grandfathered Accounts (other than any such amounts currently payable to a Participant). The Corporation shall reserve the right to accept or reject any such request at any time and such election shall be subject to such restrictions and limitations as the Corporation shall determine in its sole discretion, provided that any new election shall generally be required to be made at least 12 months prior to any scheduled payment date.

(d) Type of Distribution. All distributions from this Plan shall be paid in cash.

9. Distribution on Death. If a Participant should die after payments under this Plan have commenced but before all amounts credited to the Participant’s Account have been distributed, the balance in the Account shall be paid as soon as practical thereafter to the beneficiary designated in writing by the Participant, but not later than 60 days after the date of the Participant’s death. Payment to a beneficiary pursuant to a designation by a Participant shall be made in one lump sum cash payment. Such beneficiary designations shall be effective when received by the Corporation, and shall remain in effect until rescinded or modified by the Participant by an appropriate written direction. If no beneficiary is properly designated by the Participant, or if the designated beneficiary shall have predeceased the Participant, such balance in the Account shall be paid to the estate of the Participant.

10. Payment in the Event of Hardship. For Deferral Amounts and Interest Equivalents credited to a Participant’s Grandfathered Account, upon receipt of a request from a Participant, delivered in writing to the Corporation along with a hardship distribution form and supporting documentation of the hardship, the Senior Vice President – Human Resources and Communications (or his designee), may cause the Corporation to accelerate (or require the subsidiary of the Corporation which employs or employed the Participant to accelerate) payment of all or any part of the Deferral Amount and Interest Equivalents credited to the Participant’s Account, if it finds in its sole discretion that payment of such amounts in accordance with the

Participant’s prior election under Paragraph 4 hereof would result in severe financial hardship to the Participant and such hardship is the result of an unforeseeable emergency caused by circumstances beyond the control of the Participant. An “unforeseeable emergency” means a severe financial hardship to the Participant resulting from (1) an illness or accident that occurs to the Participant, the Participant’s spouse or the Participant’s dependent (as defined in section 152(a) of the Code, (2) loss of the Participant’s property due to casualty, or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The amount withdrawn cannot exceed the amount necessary to satisfy the emergency and estimated taxes the Participant will incur as a result of such distribution. Acceleration of payment may not be made under this Paragraph 10 to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship.

11. Change in Control.

     (a) Initial Lump Sum Election. Notwithstanding any election made pursuant to Paragraphs 4 and 5 hereof, a Participant (i) may file a written election with the Corporation to have the Deferral Amounts and Interest Equivalents credited to the Participant’s Grandfathered Account paid in one lump-sum payment as soon as practicable following a Change in Control (as defined below), but in no event later than 90 days after such Change in Control, and (ii) may designate in his Election Form during the Open Enrollment Period for a particular Plan Year that Deferral Amounts and Interest Equivalents credited to the Participant’s Non-Grandfathered Account for such Plan Year be paid in one lump-sum payment within 90 days after such Change in Control. The Interest Equivalents on any Deferral Amount payable pursuant to this Paragraph 11(a) shall include the “Contingent Rate” credited to such Deferral Amount without regard to whether such amount has become nonforfeitable as provided in Paragraph 6 at the time the applicable Change in Control occurs.

     (b) Revocation of Lump-Sum Election. A Participant may revoke an election made pursuant to clause (i) of Paragraph 11(a) (including an election not to be paid in one lump sum upon a Change in Control), but only for amounts credited to a Participant’s Grandfathered Account, by filing an appropriate written notice with the Corporation. A revocation notice filed pursuant to this Paragraph 11(b) shall be subject to such terms and conditions as the Corporation shall establish and shall be effective with respect to all of the Deferral Amounts and Interest Equivalents credited to a Participant’s Grandfathered Account. Any such election shall be subject to such restrictions and limitations as the Corporation shall determine in its sole discretion.

     (c) Limitations on Elections. For purposes of a Participant’s election with respect to amounts covered by clause (i) of Paragraph 11(a) or a revocation of such election pursuant to Paragraph 11(b), such election shall not be effective unless filed with the Corporation at least 90 days prior to a Change in Control.

     (d) Definition of Change in Control. For purposes of the Plan, a Change in Control is deemed to occur at the time (i) when an entity, person or group (other than the Corporation, any subsidiary or savings, pension or other benefit plan for the benefit of employees of the Corporation or its subsidiaries) which theretofore beneficially owned less than 30% of the Corporation’s common stock (the “Common Stock”) then outstanding, acquires shares of Common Stock in a transaction or a series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding Common Stock, (ii) of the purchase of Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Corporation) for all, or any part of, the Common Stock, (iii) of a merger in which the Corporation will not survive as an independent, publicly owned corporation, a consolidation, a sale, exchange or other disposition of all or substantially all of the Corporation’s assets, (iv) of a substantial change in the composition of the Board during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the shareowners of the Corporation, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (v) of any transaction or other event which the Committee, in its sole discretion, determines to be a Change in Control for purposes of the Plan. Notwithstanding the foregoing, for purposes of clause (ii) of Paragraph 11(a), a Change in Control shall be deemed to occur only if the Change in Control constitutes a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation within the meaning of Section 409A of the Code and its corresponding regulations.

12. Administration.

     (a) Plan Administrator. The Plan Administrator and “named fiduciary” for purposes of the Employee Income Retirement Security Act of 1974, as amended (“ERISA”) shall be the Senior Vice President-Human Resources and Communications of the Corporation (or the person acting in such capacity in the event such position is abolished, restructured or renamed). The Plan Administrator shall have the authority to appoint one or more other named fiduciaries of the Plan and to designate persons, other than named fiduciaries, to carry out fiduciary responsibilities under the Plan, pursuant to Section 405(c)(1)(B) of ERISA. Any person acting on behalf of the Plan Administrator shall serve without additional compensation. The Plan Administrator shall keep or cause to be kept such records and shall prepare or cause to be prepared such returns or reports as may be required by law or necessary for the proper administration of the Plan.

     (b) Powers and Duties of Plan Administrator. The Plan Administrator shall have the full discretionary power and authority to construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); to determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; to establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; to delegate responsibilities to others to assist it in administering the Plan; to retain attorneys, consultants, accountants or other persons (who may be employees of the Corporation or its subsidiaries) to render advice and assistance as it shall determine to be necessary to effect the proper discharge of any duty for which it is responsible; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan.

The Plan Administrator shall be entitled to rely on the records of the Corporation and its subsidiaries in determining any Participant’s entitlement to and the amount of benefits payable under the Plan. Any determination of the Plan Administrator, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.

     (c) Indemnification. To the extent permitted by law, the Corporation shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

13. Claims Procedures and Appeals.

     (a) A written request for a Plan benefit is a claim and the person making such claim is a claimant. Any claim must be made in writing and shall be deemed to be filed by a claimant when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Plan Administrator.

     (b) The Plan Administrator shall provide notice in writing to any claimant when a claim for benefits under the Plan has been denied in whole or in part. Such notice shall be provided within 90 days of the receipt by the Plan Administrator of the claimant’s claim or, if special circumstances require, and the claimant is so notified in writing, within 180 days of the receipt by the Plan Administrator of the claimant’s claim. The notice shall be written in a manner calculated to be understood by the claimant and shall:

     (i) set forth the specific reasons for the denial of benefits;

     (ii) contain specific references to Plan provisions relative to the denial;

     (iii) describe any material and information, if any, necessary for the claim for benefits to be allowed, that had been requested, but not received by the Plan Administrator;

     (iv) advise the claimant that any appeal of the Plan Administrator’s adverse determination must be made in writing to the Plan Administrator within 60 days after receipt of the initial denial notification, and must set forth the facts upon which the appeal is based; and

     (v) advise the claimant of his right to bring a civil action under Section 502(a) of ERISA, following an adverse benefit determination on review.

     (c) When a claimant receives notice of denial of a claim or does not receive notification of acceptance or denial within 90 days after submitting a claim, the claimant, either in person or by duly authorized representative, may:

     (i) request, in writing, a review of the claim by the Plan Administrator;

     (ii) review pertinent documents relating to the denial;

     (iii) submit issues and comments in writing; and

     (iv) request, in writing, a hearing with the Plan Administrator; provided that the claimant takes appropriate action within 60 days after receiving notice of denial.

     (d) The Plan Administrator shall make its decision with respect to a claim review promptly, but not later than 60 days after receipt of the request. Such 60-day period may be extended for another period of 60 days if the Plan Administrator reviewing the claim finds that special circumstances require an extension of time for processing.

     (e) The final decision of the Plan Administrator shall be in writing, (i) give specific reason(s) for the adverse decision, (ii) make specific references to the pertinent Plan provisions on which the decision is based, (iii) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (iv) a statement describing any voluntary appeals procedures offered by the Plan and the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. All interpretations, determinations and decisions of the Plan Administrator in respect of any claim shall be made in its sole discretion based on the applicable Plan documents and shall be final, conclusive and binding on all parties.

14. Miscellaneous.

     (a) No Alienation of Benefits. Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of such person’s bankruptcy or other event happening at any such time such amount would be made subject to the person’s debts or liabilities or would otherwise not be enjoyed by that person, then the Corporation, to the extent permitted under Section 409A of the Code, if it so elects, may direct that such amount be withheld and that same or any part thereof be paid or applied to or for the benefit of such person, the person’s spouse, children or other dependents, or any of them, in such manner and proportion as the Corporation may deem proper.

     (b) No Right or Interest in Corporation’s Assets. Neither the Corporation nor any of its affiliates shall be required to reserve or otherwise set aside funds for the payment of obligations arising under this Plan. The Corporation may, in its sole discretion, establish funds, segregate assets or take such other action as it shall determine necessary or appropriate to secure the payment of its obligations arising under this Plan. This Plan is intended to be unfunded for tax purposes and for purposes of Title I of the ERISA. Nothing contained herein, and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any Participant or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of an unsecured creditor of the Corporation.

     (c) Amendment. The Corporation may amend, modify or terminate the Plan at any time, or from time to time; provided, however, that no change to the Plan shall impair the right of any Participant with respect to amounts then credited to an Account; and further provided that during a Potential Change in Control Period (as defined in Paragraph 14(i) hereof) and from and after the occurrence of a Change in Control, the Plan may not, without the consent of the Participant, be amended in any manner which would adversely affect such Participant’s rights and expectations with respect to Deferral Amounts credited to such Participant’s Account immediately prior to such amendment, unless an amendment is required to comply with the requirements of Section 409A of the Code.

     (d) Accounting. Each Participant shall receive periodic statements (not less frequently than annually) setting forth the cumulative Deferral Amounts and Interest Equivalents credited to, and any distributions from, the Participant’s Account.

     (e) Facility of Payments. If the Corporation shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due the person or the person’s estate (unless a prior claim therefore has been made by a duly appointed legal representative), may, if the Corporation so elects in its sole discretion, be paid to the person’s spouse, a child, a relative, an institution having custody of such person, or any other person deemed by the Corporation to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Corporation and the Plan therefore.

     (f) Offset. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, if a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Corporation or any participating affiliate, then the Corporation may offset such amount owed to the Corporation or the participating affiliate against the amount of benefits otherwise distributable. Such determination shall be made by the Plan Administrator.

     (g) Governing Law. The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel and all rights thereunder shall be governed by and construed in accordance with the laws of New York.

     (h) Withholding Taxes. The Corporation may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Corporation or one if its affiliates is required by any law or regulation of any governmental authority, whether Federal, state, local or foreign, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

     (i) Potential Change in Control Period. A “Potential Change in Control Period” shall commence when: (i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) the Corporation or any person or group publicly announces an intention to take or to consider taking actions which, if consummated, would result in a Change in Control; (iii) any person or group (other than the Corporation, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of the Corporation or its subsidiaries) becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 15% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation’s then outstanding securities (not including in the securities beneficially owned by such person or group any securities acquired directly from the Corporation or its affiliates); or (iv) the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control Period has commenced. The Potential Change in Control Period shall continue until the earlier of (A) a Change in Control, or (B) the adoption by the Board of a resolution stating that, for purposes of the Plan, the Potential Change in Control Period has expired.

     (j) Section 409A. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and its corresponding regulations and related guidance with respect to amounts credited to the Non-Grandfathered Accounts of Participants, and shall be administered in accordance with Section 409A of the Code with respect to such Accounts. Notwithstanding anything in the Plan to the contrary, elections to defer compensation into Non-Grandfathered Accounts under the Plan, and distributions of Non-Grandfathered Accounts, may only be made in a manner and upon an event permitted by Section 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. Other than a valid Election Form, in no event shall a Participant, directly or indirectly, designate the calendar year of payment with respect to Non-Grandfathered Accounts. For avoidance of doubt, deferrals under the Plan are maintained on a Plan Year basis.

SCHEDULE A

Notional Interest Rate

Deferred Incentive Awards (Band 6 and Above)

		Contingent
Year Award Earned	Vested Rate	Rate	Total Rate

	Treasury bills		Treasury bills
1975 – 1992	+	N/A	+
	3%*		3%*
1993 – 1997	10%	N/A	10%
1998 – 2000	8%	3%	11%
2001- 2002	7%	3%	10%
2003	3%	5%	8%
2004**	3%	5%	8%
2005**	8%**	N/A	8%**
2006	5.8%**	N/A	5.8%**
2007	5.8%**	N/A	5.8%**
2008	6.3%**	N/A	6.3%**
2009	7.2%**	N/A	7.2%**

*/Three-month Treasury bill average rate for the immediately preceding calendar quarter as reported by the Federal Reserve Bank; rate changes each calendar quarter.

**/For periods on and after January 1, 2006, rate is based on the Corporation’s 15-year borrowing rate and is subject to change annually.

Deferred Incentive Awards (Band 5 and Below)

Contingent
Year Award Earned	Vested Rate	Rate	Total Rate

	Treasury bills		Treasury bills
1975 – 1997	+	N/A	+
	3%*		3%*
1998 - 2002	6%	3%	9%

2003	3%	5%	8%
2004**	3%	5%	8%**
2005**	8%**	N/A	8%**
2006	5.8%**	N/A	5.8%**
2007	5.8%**	N/A	5.8%**
2008	6.3%**	N/A	6.3%**
2009	7.2%**	N/A	7.2%**

*/Three-month Treasury bill average rate for the immediately preceding calendar quarter as reported by the Federal Reserve Bank; rate changes each calendar quarter.

**/For periods on and after January 1, 2006, rate is based on the Corporation’s 15-year borrowing rate and is subject to change annually.

Deferred Salary (Band 6 and Above)

		Contingent
Year Salary Earned	Vested Rate	Rate	Total Rate
1994 – 1998	10%	N/A	10%
1999 – 2001	8%	3%	11%
2002 - 2002	7%	3%	10%
2003	3%	5%	8%
2004	3%	5%	8%
2005**	3%	5%	8%

**/For periods on and after January 1, 2006, rate is subject to change.